UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
December 5, 2017

Cabot Microelectronics Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-30205	36-4324765
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

870 North Commons Drive, Aurora, Illinois	60504
(Address of principal executive offices)	(Zip Code)

(630) 375-6631
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).      Emerging growth company                    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Performance Share Unit Awards under 2012 Omnibus Incentive Plan

On December 5, 2017, the Compensation Committee (the "Committee") of the Board of Directors of Cabot Microelectronics Corporation (the "Corporation") made grants, consistent with prior years, of non-qualified stock options and time-based restricted stock units ("RSUs") to David H. Li, H. Carol Bernstein, Ananth Naman and Daniel D. Woodland (collectively, the "Grantees"), pursuant to the Cabot Microelectronics Corporation 2012 Omnibus Incentive Plan, as amended (the "OIP").

In addition, under the OIP, the Committee made target grants of 13,232, 3,100, 2,900, and 3,800 performance share units ("PSUs"), respectively, to Mr. Li, Ms. Bernstein, Dr. Naman and Dr. Woodland. The PSUs are performance-based awards that will settle in shares of common stock of the Corporation, in an amount between 0% and 200% of the target award level, based on the average annual revenue growth and the cumulative earnings per share achieved by the Corporation during the performance period, starting on October 1, 2017 and ending September 30, 2020. The earned PSUs may also be subject to downward or upward adjustment (but in no event will the PSUs pay out at greater than 240% of target) depending on the total shareholder return, relative to the total shareholder return of the S&P SmallCap 600 Index, achieved by the Corporation during the performance period.

In order to receive a payout with respect to the PSUs, each Grantee generally must remain in service with the Corporation for the duration of the performance period. However, if a Grantee's employment is terminated due to his or her death prior to the end of the performance period, the PSUs will immediately vest in full, at the target award level. In addition, if a Grantee becomes disabled, retires or is involuntarily terminated due to the elimination of his or her position with the Corporation, the Grantee will be entitled to receive a prorated payout of the PSUs based on actual performance at the end of the performance period. Finally, in the event of a change in control of the Corporation prior to the end of the performance period, (i) if the PSUs are not assumed by the acquirer, the PSUs will vest at the target award level and be settled within 30 days following the change in control, and (ii) if the PSUs are assumed by the acquirer, the PSUs will be converted into RSUs that will vest at the end of the performance period. If a Grantee's employment is terminated by the Corporation without cause within the 12-month period following the change in control, or if the Grantee's employment otherwise terminates in a manner that would entitle him or her to benefits under a change in control severance agreement with the Corporation (to the extent the Grantee is a party to such an agreement), the converted RSUs will immediately vest in full.

Each award of PSUs is subject to the terms and conditions set forth in the OIP and in the applicable award agreement.

Item 8.01 Other Events.
On December 11, 2017, Cabot Microelectronics Corporation (the "Company") issued a press release entitled "Cabot Microelectronics Corporation Declares Quarterly Cash Dividend" announcing that its Board of Directors has declared a quarterly cash dividend of $0.20 per share on the Company's common stock.  The record date for the quarterly cash dividend will be the close of business on December 22, 2017, and the payable date for the quarterly cash dividend will be on or about January 30, 2018.  The declaration and payment of future dividends is subject to the discretion and determination of the Company's Board of Directors and management, based on a variety of factors, and the program may be suspended, terminated or modified at any time for any reason.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release, dated December 11, 2017, entitled "Cabot Microelectronics Corporation Declares Quarterly Cash Dividend."

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CABOT MICROELECTRONICS CORPORATION
[Registrant]

Date: December 11, 2017	By:	/s/ WILLIAM S. JOHNSON
William S. Johnson
Executive Vice President and Chief Financial Officer
[Principal Financial Officer]

EXHIBIT INDEX
Exhibit Number	Description
99.1	Press release, dated December 11, 2017, entitled "Cabot Microelectronics Corporation Declares Quarterly Cash Dividend."